ProPhase Labs Reports Financial Results

for the Three and Six Months Ended June 30, 2012

DOYLESTOWN, Pennsylvania – August 13, 2012.  ProPhase Labs (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported net sales of $1.9 million and $7.9 million for the three month and six month periods ended June 30, 2012, compared to net sales of $1.7 million and $4.9 million for the three month and six month periods ended June 30, 2011.

The Company incurred a net loss for the three months ended June 30, 2012, of $1.9 million, or ($0.13) per share, compared to a net loss of $1.0 million, or ($0.06) per share, for the three months ended June 30, 2011.

Results for the second quarter of 2012 compared to the second quarter of 2011 principally reflect the net effect of (i) an increase in net sales of $150,000, offset by (ii) an increase in sales and marketing expense of $157,000, (iii) an increase of $368,000 in administration costs and (iv) an increase in research and development costs of $353,000.

The Company’s sales are derived principally from its OTC cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes major variations in operating results from quarter to quarter. The three months ended June 30 is historically our lowest sales period due to the seasonality of our business.

The Company incurred a net loss for the six months ended June 30, 2012, of $2.6 million, or ($0.18) per share, compared to a net loss of $2.0 million, or ($0.13) per share, for the six months ended June 30, 2011.

Results for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 principally reflect the net effect of (i) an increase in net sales of $3.0 million, offset by (ii) an increase in sales and marketing expense of $1.8 million, (iii) an increase of $615,000 in administration costs and (iv) an increase in research and development costs of $495,000 primarily attributable to the successful development of our new Cold-EEZE® Daytime/Nighttime QuickMelts® and research costs related to our Phusion Joint Venture.

The revenue growth we realized for the first six months of fiscal 2012, as compared to the first six months of 2011, was in part attributable to the success of our marketing efforts in late fiscal 2011 and early 2012.  Our marketing strategies led to increased consumer purchases in late fiscal 2011, as a consequence of which, our retailers placed larger stock replenishment orders in the first quarter of 2012 to maintain their inventory levels which were depleted in late fiscal 2011. In addition, the timing, stocking and ultimate level of demand of retailer purchases of our OTC cold remedy products are affected by the change in the timing and the comparative severity of the respective cold season as well as the effects of the timing and scope of our marketing and promotional efforts to increase consumer awareness and to influence purchaser decisions.

Ted Karkus, ProPhase Labs' Chairman and CEO, stated, “We continue to view increased revenues as the natural route to generating longer term profitability and increased shareholder value. Despite experiencing a lower incidence of upper respiratory illness year over year during the 2011/2012 cold season, during which sales in the cough/cold category declined, we achieved approximately 20% revenue growth in calendar 2011 and are now reporting even better growth for the first six months of 2012 year over year. I am pleased to report that this growth has also led ProPhase Labs to be named one of the top 100 Fastest Growing Public Companies in the Philadelphia Business Journal.”

Mr. Karkus added, “To grow revenues from year to year, we plan to continue to invest strategically in a fully integrated marketing campaign in conjunction with in-store promotional support. This will include the continued focus on developing highly effective marketing messages that are efficiently delivered to our target consumer. However, these increased expenses which build our brand also impact our short term profitability.”

Mr. Karkus continued, “We believe that the growth of our core Cold-EEZE® lozenge business and the successful development and launch of new products are important elements to our Company’s long term success and enhanced returns to shareholders. During the second quarter of 2012, we completed our development of our first-ever Cold-EEZE® Cold Remedy Daytime/Nighttime QuickMelt® tablets. Each QuickMelt® tablet dissolves quickly in your mouth without water and delivers the same amount of cold remedy (active ingredient zinc gluconate) found in our Cold-EEZE® Lozenges. The Daytime QuickMelt® tablets shorten your cold and are non-drowsy. The Nighttime QuickMelt® tablets are a combination product formulated to shorten your cold and also help you fall asleep faster, naturally. The Nighttime QuickMelt tablets contain Natural Extra Strength Chamomile and Melatonin and are non-habit forming. We began shipping our new Daytime/Nighttime QuickMelts® to retail customers in July 2012.”

Mr. Karkus added, “The Daytime/Nighttime QuickMelts® along with our Cold-EEZE® Oral Spray launched in 2011, expand our cold remedy offerings to consumers and will both have national distribution for the upcoming cold season. If our new products continue to be successful, we expect to see greater opportunities to introduce additional new products in the second half of fiscal 2013 (for the 2013/2014 cold season). As we increase sales by increasing the range of our products retailers carry and offer at retail, we achieve greater leverage from our flagship brand and our distribution platform. We believe that our current capital reserves are sufficient to fund an effective marketing campaign for the 2012/2013 cold season in order to continually increase the value of the Cold-EEZE® brand and the value of our Company for the benefit of all of our shareholders.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Press Only Contact	Investor Contact
Jenny Miranda	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 584-4295	(215) 345-0919 x 0
jmiranda@5wpr.com

PROPHASE LABS, INC & SUBSIDARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net sales	$1,894	$1,744	$7,912	$4,910

Cost of sales	1,069	848	2,747	2,020

Gross profit	825	896	5,165	2,890

Operating expenses:
Sales and marketing	820	663	3,997	2,218
Administration	1,408	1,040	2,900	2,285
Research and development	529	176	890	395
	2,757	1,879	7,787	4,898

Loss from operations	(1,932)	(983)	(2,622)	(2,008)

Interest and other income	2	9	5	21

Loss before income taxes	(1,930)	(974)	(2,617)	(1,987)

Income tax (benefit)	-	-	-	-

Net loss	$(1,930)	$(974)	$(2,617)	$(1,987)

Basic and diluted loss per share:
Net loss	$(0.13)	$(0.06)	$(0.18)	$(0.13)

Weighted average common
shares outstanding:
Basic and diluted	14,831	14,990	14,811	14,864

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$4,610	$5,541
Accounts receivable	$938	$3,219
Inventory	$3,141	$2,688
Total current assets	$9,180	$13,195
Total assets	$15,175	$19,079

Total current liabilities	$6,403	$7,853
Total stockholders' equity	$8,772	$11,226